UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 3, 2011

DARDEN RESTAURANTS, INC.

(Exact name of registrant as specified in its charter)

Florida	1-13666	59-3305930
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 Darden Center Drive, Orlando, Florida 32837

(Address of principal executive offices) (Zip Code)

(407) 245-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On October 3, 2011, Darden Restaurants, Inc. (“we,” “us” or the “Company”) entered into a $750 million revolving Credit Agreement (the “Credit Agreement”) with Bank of America, N.A., as administrative agent, and the lenders (the “Lenders”) and other agents party thereto. The Credit Agreement is filed as Exhibit 10.1 to this Report.

The Credit Agreement is a senior unsecured credit commitment to the Company and contains customary representations and affirmative and negative covenants (including limitations on liens and subsidiary debt and a maximum consolidated lease adjusted total debt to total capitalization ratio of 0.75 to 1.00). The Credit Agreement also contains events of default customary for credit facilities of this type (with customary grace periods, as applicable), including nonpayment of principal or interest when due; material incorrectness of representations and warranties when made; breach of covenants; bankruptcy and insolvency; unsatisfied ERISA obligations; unstayed material judgment beyond specified periods; default under other material indebtedness; and certain changes of control of the Company. If any event of default occurs and is not cured within the applicable grace period, is amended or waived, the outstanding loans may be accelerated by Lenders holding a majority of the commitments under the Credit Agreement and the Lenders’ commitments may be terminated.

The Credit Agreement matures on October 3, 2016, and the proceeds may be used for commercial paper back-up, working capital and capital expenditures, the refinancing of certain indebtedness, certain acquisitions and general corporate purposes. The Credit Agreement also contains a sublimit of $150 million for the issuance of letters of credit.

Interest rates on borrowings under the Credit Agreement will be based on prevailing interest rates as described in the Credit Agreement and, in part, upon our credit ratings. Pricing for interest and fees under the Credit Agreement may be modified in the event of a change in the rating of our long-term senior unsecured debt.

The Credit Agreement replaced our Prior Credit Agreement described below under Item 1.02. As of October 3, 2011, we had no borrowings outstanding under the Prior Credit Agreement.

Certain of the Lenders and their affiliates have provided, from time to time, and may continue to provide, investment banking, commercial banking, financial and other services to us, including letters of credit, derivative transactions, transfer agent services, trustee and custodial services, depository services and account processing services, for which we have paid and intend to pay customary fees.

The preceding description of the Credit Agreement is qualified in its entirety by reference to the full text of the Credit Agreement, which is attached as Exhibit 10.1.

Item 1.02	Termination of a Material Definitive Agreement.

Upon effectiveness of the Credit Agreement described under Item 1.01 above on October 3, 2011, we terminated our prior $750 million credit agreement, dated as of September 20, 2007 (the “Prior Credit Agreement”), by and among us, Bank of America, N.A., as administrative agent, and the lenders party to the Prior Credit Agreement (in such capacity, the “Prior Banks”) and repaid all amounts that were outstanding under the Prior Credit Agreement. A brief description of any material relationships between us and the administrative agent and the lenders under the Prior Credit Agreement, other than in respect of the Prior Credit Agreement, is provided under Item 1.01 above.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Credit Agreement, dated as of October 3, 2011, among Darden Restaurants, Inc., certain lenders party thereto and Bank of America, N.A., as administrative agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DARDEN RESTAURANTS, INC.

Date: October 3, 2011	By:	/s/ C. Bradford Richmond
		Name:	C. Bradford Richmond
		Title:	Senior Vice President, Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Credit Agreement dated as of October 3, 2011, among Darden Restaurants, Inc., certain lenders party thereto and Bank of America, N.A., as administrative agent.

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